                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934

                                 Vigoro Corp.
______________________________________________________________________________
                               (Name of Issuer)

                                 Common Stock
______________________________________________________________________________
                        (Title of Class of Securities)

                                  926754102
______________________________________________________________________________
                                (CUSIP Number)

Check the following box if a fee is being paid with this statement X CUSIP No. 926754102

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
           PNC Bank Corp.  25-143-5979


    2)   Check the Appropriate Box if a Member of a Group (See Instructions)
         a)
         b)

    3)   SEC USE ONLY


    4)   Citizenship or Place of Organization Pennsylvania


  Number of Shares             5) Sole Voting Power                   3,350,229
  Beneficially Owned
  By Each Reporting
  Person With                  6) Shared Voting Power                         0


                               7) Sole Dispositive Power                129,700


                               8) Shared Dispositive Power                    0


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                      3,358,629


   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


   11) Percent of Class Represented by Amount in Row (9)                  17.03


   12) Type of Reporting Person (See Instructions)                           HC

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934

                                 Vigoro Corp.
______________________________________________________________________________
                               (Name of Issuer)

                                 Common Stock
______________________________________________________________________________
                        (Title of Class of Securities)

                                  926754102
______________________________________________________________________________
                                (CUSIP Number)

Check the following box if a fee is being paid with this statement X CUSIP No. 926754102

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
           PNC Bancorp, Inc.  51-0326854


    2)   Check the Appropriate Box if a Member of a Group (See Instructions)
         a)
         b)

    3)   SEC USE ONLY


    4)   Citizenship or Place of Organization Delaware


  Number of Shares             5) Sole Voting Power                   3,350,229
  Beneficially Owned
  By Each Reporting
  Person With                  6) Shared Voting Power                         0


                               7) Sole Dispositive Power                129,700


                               8) Shared Dispositive Power                    0


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                      3,358,629


   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


   11) Percent of Class Represented by Amount in Row (9)                  17.03


   12) Type of Reporting Person (See Instructions)                           HC

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934

                                 Vigoro Corp.
______________________________________________________________________________
                               (Name of Issuer)

                                 Common Stock
______________________________________________________________________________
                        (Title of Class of Securities)

                                  926754102
______________________________________________________________________________
                                (CUSIP Number)

Check the following box if a fee is being paid with this statement X CUSIP No. 926754102

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
           PNC Bank, Delaware  51-0015390


    2)   Check the Appropriate Box if a Member of a Group (See Instructions)
         a)
         b)

    3)   SEC USE ONLY


    4)   Citizenship or Place of Organization Delaware


  Number of Shares             5) Sole Voting Power                   3,228,929
  Beneficially Owned
  By Each Reporting
  Person With                  6) Shared Voting Power                         0


                               7) Sole Dispositive Power                      0


                               8) Shared Dispositive Power                    0


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                      3,228,929


   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


   11) Percent of Class Represented by Amount in Row (9)                  16.38


   12) Type of Reporting Person (See Instructions)                           BK

   Item 1(a) - Name of Issuer:
   Vigoro Corp.

   Item 1(b) - Address of Issuer's Principal Executive Offices:
   225 North Michigan Avenue, Suite 2500, Chicago, Illinois 60601

   Item 2(a) - Name of Person Filing:
   PNC Bank Corp./PNC Bancorp, Inc./PNC Bank, Delaware

   Item 2(b) - Address of Principal Business Office, or if None, Residence:

   PNC Bank Corp., Fifth Avenue and Wood Street, Pittsburgh, Pennsylvania 15222

   PNC Bancorp, Inc., 222 Delaware Avenue, Wilmington, Delaware 19899

   PNC Bank, Delaware, 222 Delaware Avenue, Wilmington, Delaware 19899

   Item 2(c) - Citizenship:

   PNC Bank Corp. - Pennsylvania

   PNC Bancorp, Inc. - Delaware

   PNC Bank, Delaware - Delaware

   Item 2(d) - Title of Class of Securities:
   Common Stock

   Item 2(e) - CUSIP No.:
   926754102

   Item 3 - Statement Filed Pursuant to Rule 13d-1(b) or Rule 13d-2(b):

   PNC Bank Corp - HC

   PNC Bancorp, Inc - HC

   PNC Bank, Delaware - BK

   Item 4 - Ownership:
      (a) Amount Beneficially Owned:
                                                                     3,358,629
      (b) Percent of Class:
                                                                         17.03
      (c) Number of shares to which such person has:
          (i) sole power to vote or to direct the vote               3,350,229
          (ii) shared power to vote or to direct the vote                    0
          (iii) sole power to dispose or to direct the disposition of  129,700
          (iv) shared power to dispose or to direct the disposition of       0

   Item 5 - Ownership of Five Percent or Less of a Class:
                                                                           N/A
   Item 6 - Ownership of More than Five Percent on Behalf of
            Another Person:
                                                                           N/A
   Item 7 - Identification and Classification of the Subsidiary Which
            Acquired the Security Being Reported on by the Parent
            Holding Company:

   Included are the following subsidiaries of PNC Bank Corp. - HC:

   PNC Bancorp, Inc. - HC (wholly owned subsidiary of PNC Bank Corp.)

   PNC Bank, N.A. - BK (wholly owned subsidiary of PNC Bancorp, Inc.)

   PNC Bank, Delaware - BK (wholly owned subsidiary of PNC Bancorp, Inc.)

   PNC Institutional Management Corporation - IA (wholly owned subsidiary of PNC Bank, N.A.)

   Provident Capital Management Inc. - IA (wholly owned subsidiary of PNC Institutional Management Corporation)

   Item 8 - Identification and Classification of Members of the Group:
                                                                           N/A

   Item 9 - Notice of Dissolution of Group:
                                                                           N/A

         Item 10 - Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


         Signature.

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         February 14, 1995
         _____________________________________________________________________
         Date

         /s/ William F. Strome
         _____________________________________________________________________
         Signature - PNC Bank Corp.


         William F. Strome, Senior Vice President
         _____________________________________________________________________
         Name/Title



         February 14, 1995
         _____________________________________________________________________
         Date


         /s/ Paul L. Audet
         _____________________________________________________________________
         Signature - PNC Bancorp, Inc.


         Paul L. Audet, Vice President
         _____________________________________________________________________
         Name/Title



         February 14, 1995
         _____________________________________________________________________
         Date

         /s/ Matthew E. Brown
         _____________________________________________________________________
         Signature - PNC Bank, Delaware


         Matthew E. Brown, Chief Investment Officer and Vice President
         _____________________________________________________________________
         Name/Title


                     See Agreement Attached as Exhibit A

                                  AGREEMENT                           EXHIBIT A

                               February 9, 1995

        The undersigned hereby agree to file a joint statement on Schedule 13G under the Securities Exchange Act of 1934 (the "Act") in connection with their beneficial ownership of common stock issued by CINergy, Corp.

        Each of the undersigned states that it is entitled to individually use
Schedule 13G pursuant to Rule 13d-1(c) of the Act.

        Each of the undersigned is responsible for the timely filing of the statement and any amendments thereto, and for the completeness and accuracy of the information concerning each of them contained therein but none is responsible for the completeness or accuracy of the information concerning the others.

                          PNC BANK CORP.


                          BY:  /s/ William F. Strome
                              ________________________________________
                               William F. Strome, Senior Vice President


                          PNC BANCORP, INC.


                          BY:  /s/ Paul L. Audet
                              ________________________________________
                               Paul L. Audet, Vice President


                          PNC BANK, DELAWARE


                          BY:  /s/ William F. Strome
                              ________________________________________
                               Matthew E. Brown, Chief Investment Officer and Vice President